EXHIBIT 99.1

Fifth Street Finance Corp. Releases Its Newsletter for January 2011

WHITE PLAINS, N.Y., Jan. 13, 2011 (GLOBE NEWSWIRE) -- Fifth Street Finance Corp. (NYSE:FSC) released its January newsletter today.

New Year, New Targets

Happy New Year. Though 2010 will go down as a momentous year for our firm, we are certainly not content to rest on our laurels. Instead, we eagerly welcome 2011 and the opportunities it brings to continue to execute our strategic vision. January is a natural time for fresh starts, but as with most resolutions, it helps to have a baseline for comparison. To that end, let's begin with a review of some of the key developments of 2010:

  Improved Portfolio Quality – With 65% of our loans in first lien securities, we believe our portfolio was already safer relative to our peer group. Nevertheless, we saw an opportunity to further differentiate along this line and thus, we set out to increase this ratio to over 75%. Thanks to a robust deal pipeline and our enhanced brand and competitive positioning, we achieved our goal and ended the year with over 85% of the portfolio in first lien opportunities.
  Planned for Rising Interest Rates – Ever mindful of the macroeconomic environment, we positioned ourselves for a potential rise in interest rates. We undertook some initial moves in 2010, while targeting mid-2011 as our finish line to shift at least 50% of the portfolio to floating rate securities. Our strong discipline and risk management have allowed us to achieve our goal well ahead of schedule.
  Lowered Cost of Capital – Knowing that cost efficient capital enhances overall shareholder returns, we endeavored to lock in low fixed 10 year interest rates on our SBA debt. Through our SBIC subsidiary, we successfully locked the first $73 million at a very favorable rate of 3.215 percent, and our SBIC subsidiary had a total of $123.3 million of debt outstanding at December 31, 2010. We also lowered the interest rate on our credit lines from L+450 bps to L+350 bps.
  Intensified Credit Risk Management – Not surprisingly, 2007 vintage investments posed continual challenges during the year—ones that we actively managed with an eye towards reducing our investments on non-accrual. We expect to see improvement when we report fiscal first quarter 2011 results.
  Significant Talent Acquisition – Dislocations in the market enabled us to materially strengthen our team. We brought on consummate professionals with highly-regarded backgrounds in business development, underwriting and execution who share our mindset when it comes to commitment and follow-through.

Though each significant in their own right, all of these accomplishments cumulatively enabled us to capitalize on the year-end wave of mergers and acquisitions in the middle market. In fact, 2010 ended on a high note as we closed on $273.1 million of new investments during the first fiscal quarter 2011.

From this healthy competitive position, we are ready to raise the bar again in 2011. Certain initiatives that began in 2010 will remain at the forefront, while several new objectives have been added:

Goals for 2011 –

  We will target to earn (meaning net investment income) our dividend in calendar year 2011 and seek to maintain a consistent monthly dividend to our shareholders. Once earned, we will strive to increase dividends in line with continued financial success and translate that success into an increasing NAV.
  Due to the massive build-up of liquidity in the system, we believe interest rate increases will materialize sooner rather than later. We will continue to position the portfolio accordingly using a two-pronged approach: by targeting to shift floating rate securities to account for over 66% of the portfolio in 2011 and by locking the remainder of our fixed rate SBA debt.
  We expect to expand our financing vehicles to include senior only deals implemented through an asset management model (including appropriate interest rates and leverage). This new vehicle should offer us the potential to capitalize on the much heralded refinancing of over $400 billion of collateralized loan obligations (CLOs) over the next few years.
  To further drive down our cost of capital, we will attempt to expand our credit lines, secure additional SBA debt, pursue unsecured offerings and obtain a corporate debt rating.
  We will deepen our relationships with premier sponsors and diversify our customer base by exploring untapped markets. Establishing new offices, like our recently opened origination office in Chicago, will help us penetrate top-quartile buyout firms throughout the country.
  We will take advantage of our enhanced reputation by becoming the middle market employer of choice among experienced and talented professionals.

As we vigorously pursue these goals, we will continue to provide transparency and proactive outreach. We look forward to keeping you abreast of our progress through our newsletters and quarterly conference calls as the year unfolds.

Sincerely,

The Fifth Street Team

About Fifth Street Finance Corp.

Fifth Street Finance Corp. is a specialty finance company that lends to and invests in small and mid-sized companies in connection with investments by private equity sponsors. Fifth Street Finance Corp.'s investment objective is to maximize its portfolio's total return by generating current income from its debt investments and capital appreciation from its equity investments.

The Fifth Street Finance Corp. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5525

Forward-Looking Statements

This press release may contain certain forward-looking statements, including statements with regard to the future performance of Fifth Street Finance Corp. Words such as "believes," "expects," "projects," "anticipates," and "future" or similar expressions are intended to identify forward-looking statements.  These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions.  Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and these factors are identified from time to time in Fifth Street Finance Corp.'s filings with the Securities and Exchange Commission.  Fifth Street Finance Corp. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: Fifth Street Finance Corp.
         Stacey Thorne, Executive Director, Investor Relations
         (914) 286-6811
         stacey@fifthstreetfinance.com